EXHIBIT (a)(1)(A)

                                OFFER TO PURCHASE

                       IDM PARTICIPATING INCOME COMPANY-II
                        A CALIFORNIA LIMITED PARTNERSHIP
                           OFFER TO PURCHASE FOR CASH
                      ANY AND ALL LIMITED PARTNERSHIP UNITS
                              AT $6.75 NET PER UNIT

              THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M.,
       NEW YORK CITY TIME, ON JUNE 18, 2001, UNLESS THE OFFER IS EXTENDED.

                                 ---------------
     DVM Properties, Inc., a Texas corporation (the "Offeror"), is offering to purchase any and all of the Limited Partnership Units ("Units") of IDM Participating Income Company-II, a California Limited Partnership (the "Partnership"), at $6.75 per Unit, net to the seller in cash, on the terms and subject to the conditions set forth herein and in the related Letter of Transmittal.

     The Offeror is an affiliate of IDM Participating Income General Partners' Co.-II ("GPCo") which acted as the general partner of the Partnership until it was enjoined from doing so by a preliminary injunction on February 2, 2001. The preliminary injunction required GPCo to turn over management of the Partnership to Newpic GP Corporation ("Newpic"), which is not affiliated with the Offeror. The preliminary injunction was granted in connection with an action in which Newpic has alleged that GPCo violated various fiduciary duties which it owed to the Partnership and which seeks substantial damages on behalf of the Partnership. In that action, Newpic claims that holders of a majority of the Units have removed GPCo as the general partner of the Partnership and elected Newpic as the successor general partner. GPCo believes that it was not validly removed and that Newpic was not validly elected as its successor, but GPCo will refrain from acting as general partner so long as the preliminary injunction remains in effect. See "Special Factors -- Certain Litigation."

                                 ---------------
   THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF UNITS BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE "SPECIAL FACTORS
                      - CERTAIN CONDITIONS OF THE OFFER."

                                 ---------------
  THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS
    OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                                 ---------------
 NEITHER GPCO NOR ANY OF ITS AFFILIATES MAKES ANY RECOMMENDATION TO ANY LIMITED PARTNER AS TO WHETHER TO TENDER ANY UNITS. EACH LIMITED PARTNER MUST MAKE HIS
         OR HER OWN DECISION AS TO WHETHER TO TENDER UNITS AND, IF SO,
                            HOW MANY UNITS TO TENDER

                                 ---------------
                          IMPORTANT FACTORS TO CONSIDER

o THE OFFEROR INDIRECTLY OWNS 48% OF THE CORPORATION WHICH OWNS THE GENERAL PARTNER OF GPCO. ACCORDINGLY, THE OFFEROR MAY BE DEEMED TO BE AN AFFILIATE OF THE PARTNERSHIP.
o THE INTEREST OF THE OFFEROR IN PURCHASING UNITS AT THE LOWEST POSSIBLE PRICE MAY CONFLICT WITH THE INTEREST OF LIMITED PARTNERS IN OBTAINING A HIGHER PRICE.
o THE OFFEROR'S PURCHASE OF UNITS WILL REDUCE THE NUMBER OF LIMITED PARTNERS AND THE NUMBER OF UNITS THAT MAY OTHERWISE TRADE, THEREBY POSSIBLY ADVERSELY AFFECTING THE LIQUIDITY AND MARKET VALUE OF THE REMAINING UNITS HELD BY THE PUBLIC.
o IF THE OFFEROR ACQUIRES SUFFICIENT UNITS TO REMOVE NEWPIC AS THE ACTING GENERAL PARTNER, IT MIGHT ATTEMPT TO DO SO IF NOT PROHIBITED BY ANY COURT ORDER THEN IN EFFECT.
o THE NUMBER OF LIMITED PARTNERS MAY BE REDUCED BELOW 500 BY REASON OF THE OFFER, WHICH WOULD ALLOW THE TERMINATION OF REGISTRATION OF THE UNITS UNDER THE SECURITIES AND EXCHANGE ACT OF 1934 (THE "EXCHANGE ACT"), WHICH TERMINATION WOULD SUBSTANTIALLY REDUCE THE INFORMATION REQUIRED TO BE FURNISHED BY THE PARTNERSHIP TO HOLDERS OF THE UNITS AND WHICH WOULD MAKE CERTAIN PROVISIONS OF THE EXCHANGE ACT WITH RESPECT TO "GOING PRIVATE" TRANSACTIONS NO LONGER APPLICABLE TO THE PARTNERSHIP.

                                 ---------------
                                    IMPORTANT

     Any Limited Partner desiring to tender all or any portion of his or her Units should complete and sign the Letter of Transmittal or a photocopy thereof in accordance with the instructions in the Letter of Transmittal and mail or deliver it and any other required documents to the Offeror at the Partnership.

                                 ---------------
      NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF GPCO OR ANY OF ITS AFFILIATES AS TO WHETHER LIMITED PARTNERS SHOULD TENDER UNITS PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY GPCO OR THE OFFEROR.

                                TABLE OF CONTENTS

                                                                            PAGE

SUMMARY TERM SHEET                                                            1

INTRODUCTION                                                                  4

SPECIAL FACTORS                                                               6

1.   Purpose of the Offer                                                     6
2.   Certain Litigation                                                       7
3.   Certain Federal Income Tax Consequences                                  8
4.   Fairness of the Transaction; Reports, Opinions, Appraisals and Certain
     Negotiations; No Approvals Required; No Appraisal Rights                 9
5.   Number of Units; Expiration Date; Extension of Offer; Subsequent
     Offering Period                                                         10
6.   Procedure for Tendering Units                                           11
7.   Withdrawal Rights                                                       12
8.   Payment of Purchase Price                                               12
9.   Certain Conditions of the Offer                                         13
10.  Price Range of Units; Distributions; Trading Volume                     15
11.  Certain Information Concerning the Offeror                              16
12.  Source and Amount of Funds                                              16
13.  Past Contracts, Transactions or Negotiations; Transactions and
     Agreements Concerning the Units                                         16
14.  Interest in Units                                                       17
15.  Extension of Tender Period; Subsequent Offering Period; Termination;
     Amendments                                                              17
16.  Persons Retained; Fees and Expenses                                     19
17.  Miscellaneous                                                           20

Schedule A:  Number of Units Purchased by Affiliates of the Offeror, Range of
             Prices Paid and Average Purchase Price
Schedule B:  Summary of Certain Financial Information
Schedule C:  The Business of the Partnership

                               SUMMARY TERM SHEET

      DVM Properties, Inc. is offering to purchase any and all of the outstanding Limited Partnership Units of IDM Participating Income Company-II for $6.75 per Unit, net to the seller, in cash. The following are some of the questions you, as a limited partner, may have and the answers to those questions. We urge you to carefully read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal because the information in this summary is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

      DVM Properties is the indirect parent of the general partner of GPCo, which has acted in the past as the Partnership's general partner and which claims to be the general partner of the Partnership, although it is precluded by a preliminary injunction from acting as such. Accordingly, DVM Properties may be deemed to be in control of the Partnership.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

      We are seeking to purchase all of the outstanding Limited Partnership Units of IDM Participating Income Company-II. See "Introduction."

HOW MUCH ARE YOU OFFERING TO PAY FOR MY SECURITIES AND WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

      We are offering to pay $6.75 per Unit, net to you, in cash. If you are the record owner of your Units and you tender your Units to us in the offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Units through a custodian, and your custodian tenders your Units on your behalf, your custodian may charge you a fee for doing so. You should consult your custodian to determine whether any charges will apply. See "Introduction."

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

      We have sufficient funds to purchase all Units validly tendered and not withdrawn in the offer. See "Special Factors - Source and Amount of Funds."

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

      You will have at least until 5:00 P.M., New York City time, on Monday, June 18, 2001, to tender your Units in the offer. In addition, if we extend the expiration date of the offer or provide a subsequent offering period, you will have an additional opportunity to tender your Units. See "Special Factors -- Number of Units; Expiration Date; Extension of the Offer; Subsequent Offering Period" and "Special Factors -- Procedure for Tendering Units."

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

      We can extend the offer in our discretion. See "Special Factors -- Number of Units; Expiration Date; Extension of Offer; Subsequent Offering Period."

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

      If we decide to extend the offer, we will inform the Partnership and will make a public announcement of the extension. "Special Factors -- Number of Units; Expiration Date; Extension of Offer; Subsequent Offering Period."

WILL THERE BE A SUBSEQUENT OFFERING PERIOD?

      Maybe. We may elect to provide a "subsequent offering period" for the Offer. A subsequent offering period, if one is provided, will be an additional period of time, from three to 20 business days in length, following the expiration of the Offer and the purchase of Units by us in the Offer, during which you may tender Units not tendered in the Offer. During any subsequent offering period, tendering Limited Partners will not have withdrawal rights and we will promptly purchase and pay for any Units tendered, at the same price paid in the Offer. See "Special Factors -- Extension of Tender Offer Period; Subsequent Offering Period; Termination; Amendments."

HOW DO I TENDER MY UNITS?

      You may tender your Units by delivering a completed Letter of Transmittal and any other documents required, to Wilmington Trust Company, the depositary for the offer, not later than the time the offer expires. See "Special Factors-- Procedure for Tendering Units."

HOW DO I WITHDRAW PREVIOUSLY TENDERED UNITS?

      To withdraw Units, you must deliver a properly executed written notice of withdrawal (or a facsimile of one) with the required information to Wilmington Trust Company while you still have the right to withdraw the Units. See "Special Factors -- Withdrawal Rights."

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED UNITS?

      You can withdraw Units at any time until the offer has expired and, if we have not accepted your Units for payment by July 12, 2001, you can withdraw them at any time after such time until we accept Units for payment. This right to withdraw will not apply to Units tendered during a subsequent offering period, if any. See "Special Factors -- Withdrawal Rights."

WHAT ARE THE TAX CONSEQUENCES OF THE TRANSACTION?

      The receipt of cash by you in exchange for your Units pursuant to the offer is a taxable transaction for federal, and possibly state, income tax purposes. In general, you will recognize capital gain or loss equal to the difference between the adjusted tax basis of your Units and the amount of cash that you receive from us for the Units. We encourage you to consult with your own tax adviser about the particular effect a tender would have on you. See "Special Factors-- Certain Federal Income Tax Consequences."

WHAT DOES THE GENERAL PARTNER THINK OF THE OFFER?

      We do not at this time know what, if any, position Newpic, which is acting as the general partner, may take on the offer. GPCo, which has in the past acted as general partner but is precluded from doing so by the terms of a preliminary injunction, is taking no position on the offer.

IF A LARGE NUMBER OF UNITS ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL THE PARTNERSHIP CONTINUE AS A PUBLIC ENTITY?

      Possibly not. If we purchase all the tendered Units, there may be so few remaining publicly held Units that the Partnership may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the rules of the Securities and Exchange Commission relating to publicly held entities. See "Special Factors -- "Purpose of the Offer."

WHAT IS THE MARKET VALUE OF MY UNITS AS OF A RECENT DATE?

      There is no public market for the Units. At September 30, 2000, however, the book value of a Unit was $6.62. Newpic caused the Partnership to write off its assets during the fourth quarter of 2000, with the result that the book value of a Unit as of December 31, 2000 was zero. If the assets had not been written off, we estimate that the book value of a Unit as of December 31, 2000 would have been approximately $6.75. See "Special Factors -- Fairness of the Transaction; Reports, Opinions, Appraisals and Certain Negotiations; No Approvals Required; No Appraisal Rights."

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

      You can call MacKenzie Partners, Inc. at 800-322-2885 (toll free) or 212-929-5500 (collect). MacKenzie Partners, Inc. is acting as the Information Agent for the offer.

TO THE HOLDERS OF LIMITED PARTNERSHIP UNITS OF
     IDM PARTICIPATING INCOME COMPANY-II,
     A CALIFORNIA LIMITED PARTNERSHIP:

                                  INTRODUCTION

      DVM Properties, Inc., a Texas corporation (the "Offeror"), is offering to purchase any and all of the Limited Partnership Units ("Units") of IDM Participating Income Company-II, a California Limited Partnership (the "Partnership"), at $6.75 per Unit (the "Purchase Price"), net to the seller in cash, on the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer"). The Offeror is the indirect owner of approximately 48% of the outstanding capital and voting stock of the parent of the corporate general partner of IDM Participating Income General Partners' Co.-II ("GPCo"), which acted as the general partner of the Partnership until it was enjoined from doing so by a preliminary injunction on February 2, 2001. The preliminary injunction required GPCo to turn over management of the Partnership to Newpic GP Corporation ("Newpic"). The preliminary injunction was granted in connection with an action in which Newpic has alleged that GPCo violated various fiduciary duties which it owed to the Partnership and seeks substantial damages on behalf of the Partnership. In that action, Newpic claims that holders of a majority of the Units have removed GPCo as the general partner of the Partnership and elected Newpic as the successor general partner. GPCo believes that it was not validly removed and that Newpic was not validly elected as its successor, but GPCo will refrain from acting as general partner so long as the preliminary injunction remains in effect. See "Special Factors -- Certain Litigation." Accordingly, the Offeror may be deemed to be an affiliate of the Partnership. The last known address of Newpic and the Partnership is Suite K100, 19401 South Vermont, Torrance, CA 90502, and its telephone number is 562-590-1390.

      THE  OFFER  IS NOT  CONDITIONED  ON ANY  MINIMUM  NUMBER  OF  UNITS  BEING
TENDERED.  THE OFFER IS,  HOWEVER,  SUBJECT TO  CERTAIN  OTHER  CONDITIONS.  SEE
SECTION 9.

      Tendering Limited Partners will not be obligated to pay brokerage commissions, solicitation fees, transfer fees or transfer taxes on the purchase of Units by the Offeror. HOWEVER, ANY TENDERING LIMITED PARTNER WHO FAILS TO COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 THAT IS INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO A REQUIRED FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF THE GROSS PAYMENTS PAYABLE TO SUCH LIMITED PARTNER PURSUANT TO THE OFFER.

      NEITHER GPCO NOR ANY OF ITS DIRECTORS OR EXECUTIVE OFFICERS OR AFFILIATES MAKES ANY RECOMMENDATION TO ANY LIMITED PARTNER AS TO WHETHER TO TENDER ANY UNITS. EACH LIMITED PARTNER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER UNITS AND, IF SO, HOW MANY UNITS TO TENDER. THE OFFEROR HAS BEEN ADVISED THAT NO DIRECTOR OR EXECUTIVE OFFICER OF GPCO OR ANY OF ITS AFFILIATES INTENDS TO TENDER UNITS PURSUANT TO THE OFFER.

      As of December 31, 2000, the Partnership had issued and outstanding 200,000 Units and there were approximately 1,645 Limited Partners. The Units are not currently listed for trading on any exchange.

       SPECIAL FACTORS

1.     PURPOSE OF THE OFFER

      The Offeror is making the Offer because it believes that the purchase of the Units at this time pursuant to the Offer is economically attractive to the Offeror, and at the same time Limited Partners who require or desire liquidity are being afforded the opportunity to receive cash for their Units. Each Limited Partner has the opportunity to make an individual decision on whether or not to tender Units pursuant to the Offer.

      The desire of the Offeror to purchase Units at a price it deems attractive may be deemed to conflict with the desire of Limited Partners to realize a higher value for their Units. Accordingly, the interests of the Offeror, which may be deemed to be an affiliate of the Partnership, may be deemed to be in conflict with the interests of the Limited Partners. However, neither the Offeror nor GPCo is making any recommendation to Limited Partners to tender Units or any representation to Limited Partners with respect to the adequacy or fairness of the price of $6.75 per Unit, except that the Offeror believes that the terms of the Offer are fair to unaffiliated Limited Partners for the reasons set forth in Section 4 below.

      Following the consummation of the Offer, except as discussed below, the Offeror has no plans or proposals which relate to or would result in: (a) the acquisition by any person of additional securities of the Partnership or the disposition of securities of the Partnership; (b) an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Partnership; (c) a sale or transfer of a material amount of assets of the Partnership; (d) any change in the present management of the Partnership; (e) any material change in the present distribution policy or capitalization or indebtedness of the Partnership; or (f) any other material change in the Partnership's structure or business. In the event that the Offeror acquires a substantial number of Units, it might seek to remove Newpic as the general partner and replace it with its own nominee if not prohibited by any court order then in effect. The Offeror cannot predict what the Partnership may do following consummation of the Offer so long as Newpic acts as the general partner of the Partnership.

      The Offeror's purchase of Units pursuant to the Offer will reduce the number of Limited Partners and the number of Units that might otherwise trade, and depending on the number of Units so purchased, could adversely affect the liquidity and market value of the remaining Units held by the public, although there is currently no established trading market for the Units.

      The Units are currently registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Registration of the Units under the Exchange Act may be terminated upon application of the Partnership to the Securities and Exchange Commission (the "Commission") if the Units are held by fewer than 500 Limited Partners. It is possible that the number of Limited Partners will be reduced below 500 by reason of the Offer; termination of registration of the Units under the Exchange Act would substantially reduce the information required to be furnished by the Partnership to holders of the Units and would make certain provisions of the Exchange Act, such as the requirements of Rule 13e-3 thereunder with respect to "going private" transactions, no longer applicable in respect of the Partnership.

      The Partnership has paid no dividends with respect to the Units since January 1, 1998. Neither the Partnership nor the Offeror has made any public offering of Units since before January 1, 1997, nor has either the Partnership or the Offeror purchased any Units since before January 1, 1998, except for a total of 2,507.5078 Units purchased by an affiliate of the Offeror for $3.00 per Unit.

      Following the expiration of the Offer, the Offeror may, in its sole discretion, determine to purchase any remaining Units through privately negotiated transactions, open market purchases or otherwise, on such terms and at such prices as the Offeror may determine from time to time, the terms of which purchases or offers could differ from those of the Offer, except that neither the Offeror nor its affiliates will make any such purchases of Units until the expiration of at least ten business days after the termination of the Offer. Any possible future purchases of Units by the Offeror will depend on many factors.

      Purchases of Units by the Offeror will, in addition to the effects described above, have the effect of increasing the Offeror's interest in the Partnership's net book value and net earnings.

      A Limited Partner who tenders Units pursuant to this Offer will not have the benefit of any future appreciation in the value of the Units. A Limited Partner who does not tender Units pursuant to this Offer could possibly lose the benefits of the Exchange Act registration of the Partnership and could become a member of a minority if the Offeror acquires a majority of the Units.

2.    CERTAIN LITIGATION

      In August 2000, Newpic and a committee of Limited Partners commenced a solicitation of consents and proxies of Limited Partners to remove GPCo as the general partner of the Partnership and to replace it with Newpic.

      In October 2000, the Partnership and Newpic brought an action in California Superior Court against GPCo, William J. Carden and others, in which they alleged that the defendants violated fiduciary and other duties to the Partnership and engaged in fraud against the Partnership in connection with loans made by the Partnership to affiliates of GPCo. The plaintiffs, including the Partnership, are seeking damages against the defendants in an amount in excess of $8,500,000, and they claim that GPCo was removed, and Newpic was duly elected, as the general partner of the Partnership as of September 29, 2000 by a vote of Limited Partners holding a majority of the Units.

      In October 2000, the defendants filed a counterclaim in which they allege that Newpic and the members of the committee of Limited Partners violated certain federal securities laws in connection with the solicitation of proxies and consents and claim that there were not sufficient valid votes to remove GPCo as the general partner and to replace it with Newpic. The litigation was removed by motion of the defendants from the California Superior Court to the United States District Court for the Central District of California in November 2000.

      After a hearing on January 29, 2001, the United States District Court issued a preliminary injunction on February 2, 2001, enjoining GPCo from, among
other  things,   "interfering   with  the  operating  and   management  of  [the
Partnership] by the duly elected General Partner of the Partnership, Newpic. . .
 ." In compliance with that preliminary injunction, GPCo has ceased to act as a general partner of the Partnership and has turned over the books and records of the Partnership to Newpic. It continues to believe, however, that the vote to remove it was not valid, and it intends to pursue that position in the litigation, which it currently expects to go to trial early in 2002.

3.    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

      The sale of Units by a Limited Partner pursuant to the Offer will be treated for federal income tax purposes as a taxable sale of such tendered Units. However, the specific federal income tax consequences to a Limited Partner resulting from a sale of Units will depend on a number of factors related to such Limited Partner's individual tax situation, including such Limited Partner's adjusted basis in his or her Units, whether such Limited
Partner is subject to the limitation on utilization of "passive activity losses," whether such Limited Partner has suspended "passive activity losses" attributable to his or her ownership of Units, whether such Limited Partner disposes of all of his or her Units pursuant to the Offer (which would generally allow such Limited Partner to utilize in the year of sale any suspended "passive activity losses" attributable to his or her ownership of Units) and whether such Limited Partner would be able to utilize currently any capital losses resulting from the sale of such Units pursuant to the Offer. The Offeror expects that a Limited Partner who acquired his or her Units in the original offering and who sells Units pursuant to the Offer will generally recognize ordinary income of approximately $0.36 per Unit attributable to Partnership operations for 2001 through the estimated date of sale and a capital loss attributable to the sale of his or her Units equal to the sum of (i) approximately $5.75 per Unit and
(ii) such Limited Partner's distributive share per Unit of syndication expenses of the Partnership (generally, costs incurred by the Partnership in connection with the sale of Units in the original offering). Although the Partnership was unable to claim syndication expenses as a deductible expense for federal income tax purposes, each Limited Partner who acquired his or her Units in the original offering continues to have his or her share of such expenses reflected in the adjusted basis of his or her Units. The federal income tax impact could be significantly different, however, for a Limited Partner who acquired his or her Units after the original offering. To the extent that a Limited Partner who is subject to the "passive activity loss" restrictions has not previously utilized such losses to offset passive activity income from other sources (and sells all of his or her Units), such suspended losses will generally become available to such Limited Partner in the year of sale. Any capital loss recognized by a Limited Partner from the sale of Units may be applied to offset capital gains from other sources. In addition, capital losses in excess of capital gains may be used to offset up to $3,000 of ordinary income in any taxable year ($1,500 for a married individual filing a separate return). Any capital losses that are not used currently may be carried forward and used in subsequent years (subject to the same limitations).

      THE FOREGOING TAX DISCUSSION IS INTENDED FOR GENERAL INFORMATIONAL PURPOSES ONLY. THE TAX CONSEQUENCES OF A SALE PURSUANT TO THE OFFER MAY VARY DEPENDING UPON, AMONG OTHER THINGS, THE PARTICULAR TAX CIRCUMSTANCES OF THE

TENDERING LIMITED PARTNER. NO INFORMATION IS PROVIDED HEREIN AS TO THE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF A SALE OF UNITS PURSUANT TO THE OFFER. EACH LIMITED PARTNER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISER TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF A SALE OF UNITS PURSUANT TO THE OFFER.

4. FAIRNESS OF THE TRANSACTION; REPORTS, OPINIONS, APPRAISALS AND CERTAIN NEGOTIATIONS; NO APPROVALS REQUIRED; NO APPRAISAL RIGHTS

      The Offeror believes that the terms of the Offer are fair to unaffiliated Limited Partners principally for the reason that it provides a mechanism whereby Limited Partners who desire liquidity are being afforded the opportunity to receive cash for their Units on a voluntary basis. No Limited Partner is compelled to accept this Offer and tender Units, although there could be certain adverse effects to Limited Partners in the event that there are fewer than 500
Limited Partners after the consummation of the Offer or in the event that the Offeror obtains a majority of the Units. See Section 1 above. The price of $6.75 per Unit was determined by the Offeror as the price which it believed represented an attractive price for the Offeror economically. In determining this price, the Offeror considered the following factors:

      (a)    that there is not an established trading market for the Units;

      (b) that the Offeror may have to hold the Units for a lengthy period of time; and

      (c) that the Partnership is not currently making any distributions and there is no assurance that the Partnership will resume making any distributions.

Furthermore, the Offeror believes that the Offer is procedurally fair, since the decision of whether to accept the Offer is voluntary on the part of each Limited Partner, notwithstanding that the Offer does not require approval by a majority in interest of unaffiliated Limited Partners and there has been no unaffiliated representative retained to negotiate the terms of the Offer or to prepare a report concerning its fairness.

      The Offeror did not obtain any appraisals or valuations in connection with its determination of the purchase price.

      The Offeror believes that the purchase price is fair. The Offeror has not had an appraisal of the Partnership's assets performed, has no knowledge of any current appraisals and has not formed any conclusion as to the current net realizable value of those assets. The Offeror does, however, believe that the price of $6.75 per Unit represents an attractive investment to the Offeror compared to the value it expects the Units to have in the future. The Offeror has not sought or obtained any report, appraisal or opinion with respect to the value of the Units and neither GPCo nor the Offeror is aware of any such report, appraisal or opinion that may have been prepared by any other person.
Additionally, neither GPCo nor the Offeror is aware of any other firm offers made by any person unaffiliated with the Partnership during the preceding eighteen months (i) for the merger or consolidation of the Partnership with such person, (ii) for the sale or other transfer of all or any substantial part of the assets of the Partnership or (iii) for Units which would enable the holder of the Units to exercise control of the Partnership. The Offeror has not calculated a liquidation value or conducted a valuation analysis for the Partnership, and it is not aware of any such value calculated by, or any such analysis conducted by, the Partnership.

      The Offeror is not aware of any license or regulatory permit that appears to be material to the Partnership's business that might be adversely affected by its acquisition of Units as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Offeror's acquisition or ownership of Units pursuant to the Offer. Should any such approval or other action be required, the Offeror currently contemplates that it will seek such approval or other action.

      There is no vote of Limited Partners required in connection with the Offer and there are no appraisal rights available to Limited Partners in connection with the Offer. The Offeror has not retained, and does not intend to retain, an unaffiliated representative to act solely on behalf of unaffiliated Limited Partners or to prepare a report or an opinion with respect to the fairness of the Offer, and the Offeror does not intend to grant any Limited Partner any access to its corporate files.

      Certain historical financial information regarding the Partnership and certain information regarding its assets is set forth on Schedules B and C hereto. This information has been derived from publicly available reports of the Partnership filed with the Securities and Exchange Commission. The financial information set forth on Schedule B reflects that Newpic caused the Partnership to write off the assets of the Partnership during the fourth quarter of 2000, with the result that the book value of a Unit as of December 31, 2000 was zero. If the assets had not been written off, the Offeror estimates that the book value of a Unit as of December 31, 2000 would have been approximately $6.75.

      In the event the Offeror acquires a majority of the Units, it would be able under the terms of the Partnership Agreement to amend the Partnership Agreement to dissolve the Partnership, to remove the Newpic as the general partner, and to elect GPCo or another person as a successor general partner if not prohibited by any court order then in effect.

      The scheduled termination date for the Partnership is December 31, 2016.

5. NUMBER OF UNITS; EXPIRATION DATE; EXTENSION OF THE OFFER; SUBSEQUENT OFFERING PERIOD

      On the terms and subject to the conditions described herein and in the Letter of Transmittal, the Offeror will purchase any and all Units that are validly tendered on or prior to the Expiration Date (and not properly withdrawn in accordance with Section 7) at the Purchase Price. The later of 5:00 p.m., New York City time, on June 18, 2001, or the latest time and date to which the Offer is extended, is referred to herein as the "Expiration Date." The Offer is not conditioned on any minimum number of Units being tendered.

      If (i) the Offeror increases or decreases the price to be paid for Units or decreases the number of Units being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner described in Section 15, the Offer will be extended until the expiration of ten business days from the date of publication of such notice.

      The Offeror also expressly reserves the right, in its sole discretion, at any time or from time to time, to (i) extend the period of time during which the Offer is open and (ii) elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act, in the case of each of clauses (i) and (ii), by giving oral or written notice of such extension or subsequent offering period to the Partnership and making a public announcement thereof. See Section 15. There can be no assurance, however, that the Offeror will exercise its right to extend the Offer or provide a subsequent offering period.

      For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

      Copies of this Offer to Purchase and the Letter of Transmittal are being mailed to Limited Partners.

6.    PROCEDURE FOR TENDERING UNITS

      PROPER TENDER OF UNITS. To tender Units validly pursuant to the Offer, a properly completed and duly executed Letter of Transmittal or photocopy thereof, together with any required signature guarantees and any other documents required by the Letter of Transmittal, must be received by the Depositary at the address set forth in the Letter of Transmittal.

      FEDERAL BACKUP WITHHOLDING. TO AVOID FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE PURSUANT TO THE OFFER, EACH TENDERING LIMITED PARTNER MUST NOTIFY THE OFFEROR OF SUCH LIMITED PARTNER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY PROPERLY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. FOREIGN LIMITED PARTNERS MAY BE REQUIRED TO SUBMIT A PROPERLY COMPLETED FORM W-8, CERTIFYING NON-UNITED STATES STATUS, IN ORDER TO AVOID BACKUP WITHHOLDING. IN ADDITION, FOREIGN STOCKHOLDERS MAY BE SUBJECT TO 30% (OR LOWER TREATY RATE) WITHHOLDING ON GROSS PAYMENTS RECEIVED PURSUANT TO THE OFFER. FOR A DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO TENDERING LIMITED PARTNERS, SEE
SECTION 3. EACH LIMITED PARTNER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISER.

      DETERMINATIONS OF VALIDITY. All questions as to the Purchase Price, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Units will be determined by the Offeror, in its sole discretion, and its determination shall be final and binding. The Offeror reserves the absolute right to reject any or all tenders of Units that it determines are not in proper form or the acceptance for payment of or payment for Units that may, in the opinion of the Offeror's counsel, be unlawful. The Offeror also reserves the absolute right to waive any defect or irregularity in any tender of Units. Neither the Offeror, the Partnership, or any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

7.    WITHDRAWAL RIGHTS

      Tenders of Units made pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after July 12, 2001, unless theretofore accepted for payment as provided in this Offer to Purchase. If the Offeror extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Units or is unable to accept for payment or pay for Units pursuant to the Offer for any reason, then, without prejudice to the Offeror's rights under the Offer, the Offeror may retain all Units tendered, and such Units may not be withdrawn except as otherwise provided in this Section 7, subject to Rule 14e-1(c) under the Exchange Act, which provides that the person making the tender offer shall either pay the consideration offered, or return the tendered securities promptly after the termination or withdrawal of the tender offer.

      To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth in the Letter of Transmittal and must specify the name of the person who tendered the Units to be withdrawn and the number of Units to be withdrawn. Withdrawals may not be rescinded, and Units withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Units may be retendered by again following the procedures described in Section 6 at any time prior to the Expiration Date.

      All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Offeror, in its sole discretion, which determination shall be final and binding. Neither of the Offeror, the Partnership, nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

      If the Offeror provides a subsequent offering period following the Offer under Rule 14d-11 under the Exchange Act, no withdrawal rights will apply to Units tendered during the subsequent offering period or to Units previously tendered in the Offer and accepted for payment.

8.    PAYMENT OF PURCHASE PRICE

      On the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will accept for payment, and will pay for, Units validly tendered and not withdrawn in accordance with the Offer, as promptly as practicable following the Expiration Date. In all cases, payment for Units purchased pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal.

      For purposes of the Offer, the Offeror shall be deemed to have accepted for payment (and thereby purchased) tendered Units when, as and if the Offeror gives oral or written notice to the Partnership of the Offeror's acceptance for payment of such Units pursuant to the Offer. On the terms and subject to the conditions of the Offer, payment for Units purchased pursuant to the Offer will in all cases be made by deposit of the purchase price with the Depositary, which will act as agent for the tendering Limited Partners for the purpose of receiving payment from the Offeror and transmitting payment to tendering Limited Partners. Under no circumstances will interest be paid on the purchase price by reason of any delay in making such payment.

      If any tendered Units are not accepted for payment pursuant to the terms and conditions of the Offer, the Letter of Transmittal with respect to such Units not purchased will be destroyed by the Depositary. If, for any reason whatsoever, acceptance for payment of, or payment for, any Units tendered pursuant to the Offer is delayed or the Offeror is unable to accept for payment, purchase or pay for Units tendered pursuant to the Offer, then, without prejudice to the Offeror's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Offeror may retain tendered Units, subject to any limitations of applicable law, and such Units may not be withdrawn, except to the extent that the tendering Limited Partners are entitled to withdrawal rights as described in the Offer.

      If, prior to the Expiration Date, the Offeror shall increase the consideration offered to Limited Partners pursuant to the Offer, such increased consideration shall be paid for all Units accepted for payment pursuant to the Offer, whether or not such Units were tendered prior to such increase.

      The Offeror reserves the right to transfer or assign, at any time and from time to time, in whole or in part, to one or more affiliates, the right to purchase Units tendered pursuant to the Offer, but no such transfer or assignment will relieve the Offeror of its obligations under the Offer or prejudice the rights of tendering Limited Partners to receive payments for Units validly tendered and accepted for payment pursuant to the Offer.

9.    CERTAIN CONDITIONS OF THE OFFER

      Notwithstanding any other provisions of the Offer, the Offeror will not be required to accept for payment or pay for any Units tendered, and may terminate or amend the Offer or may postpone (subject to the requirements of the Exchange Act for prompt payment for or return of Units) the acceptance for payment of or payment for Units tendered, if at the Expiration Date, as it may be extended, any of the following events shall have occurred (or shall have been determined by the Offeror in its reasonable judgment to have occurred) regardless of the circumstances giving rise thereto (including any action or omission to act by the Offeror):

            (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal that (i) challenges or seeks to challenge the acquisition of Units pursuant to the Offer or otherwise in any manner relates to or affects the

      Offer or (ii) in the reasonable judgment of the Offeror, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Partnership, or otherwise materially impair in any way the contemplated future conduct of the business of the Partnership or materially impair the contemplated benefits of the Offer to the Offeror;

            (b) there shall have been any action threatened, pending or taken, or approval withheld, withdrawn or abrogated or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Partnership, by any legislative body, court, authority, agency or tribunal which, in the Offeror's reasonable judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Units illegal or otherwise restrict or prohibit consummation of the Offer, (ii) delay or restrict the ability of the Offeror, or render the Offeror unable, to accept for payment or pay for some or all of the Units, (iii) imposes or seeks to impose limitations on the ability of the Offeror to acquire or hold or to exercise full rights of ownership of the Units, (iv) materially impair the contemplated benefits of the Offer to the Offeror or (v) materially affect the business, condition (financial or other), income, operations or prospects of the Partnership, or otherwise materially impair in any way the contemplated future conduct of the business of the Partnership;

            (c) it shall have been publicly disclosed or the Offeror shall have learned that any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Units;

            (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) any significant decline in the general level of market prices of equity securities in the United States or abroad, (iii) any change in the general political, market, economic or financial condition in the United States or abroad that could have a material adverse effect on the Partnership's business, condition (financial or other), income, operations or prospects, (iv) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, or any event which, in the Offeror's reasonable judgment, might affect, the extension of credit by lending institutions in the United States, (v) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the Offeror's reasonable judgment, a material acceleration or worsening thereof;

            (e) a tender or exchange offer with respect to some or all of the Units (other than the Offer) or a merger, acquisition or other business combination proposal for the Partnership, shall have been proposed, announced or made;

            (f) there shall have occurred any event or events that have resulted, or may in the reasonable judgment of the Offeror result, in an actual or threatened change in the business, condition (financial or other), income, operations, stock ownership or prospects of the Partnership; or materially impair the contemplated benefits of the Offer;

            (g) there shall have occurred any decline in the S&P Composite 500 Stock Index by an amount in excess of 15% measured from the close of business on May 14, 2001; or

            (h) the Offeror shall not have received the approval of the Partnership to the assignment to the Offeror of the Units tendered pursuant to the Offer;

and, in the reasonable judgment of the Offeror, such event or events make it undesirable or inadvisable to proceed with the Offer or with such acceptance for payment or payment.

      Any of the foregoing conditions may be waived by the Offeror, in whole or in part, at any time and from time to time in its reasonable discretion. The failure by the Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Offeror concerning the events described above will be final and binding on all parties.

10.   PRICE RANGE OF UNITS; DISTRIBUTIONS; TRADING VOLUME

      The Units are not listed on any national securities exchange or quoted in the over-the-counter market, and there is no established public trading market for the Units. Secondary sales activity for the Units has been extremely limited and sporadic. The Offeror has no information regarding the prices at which all secondary sales transactions in the Units have been effectuated. Various organizations offer to purchase and sell limited partnership interests (such as the Units) in secondary sales transactions. Various publications such as The Partnership Spectrum summarize and report information (on a monthly, bimonthly or less frequent basis) regarding secondary sales transactions in limited partnership interests (including the Units), including the prices at which such secondary sales transactions are effectuated.

      The Offeror has been informed that GPCo believes, based solely on the transfer records of the Partnership which GPCo maintained prior to February 2, 2001, that there have been no Units transferred in sales transactions (I.E., excluding transactions believed to be between related parties, family members or the same beneficial owner) since January 1, 1998.

      The Partnership Spectrum, a periodical published by Partnership Profiles, Inc., summarizes secondary market prices for public limited partnerships based on actual transactions. The Partnership Spectrum has reported no transactions in the Partnership's Units since January 1, 1998. The following secondary-market firms have provided high and low price data to The Partnership Spectrum since January 1, 1998: Alliance Partnership Services - (800) 990-5604, American Partnership Board - (800) 736-9797, DCC Securities - (800) 945-0440, Fox &
Henry/Secondary  Income  Funds  (800)  578-6289/(630)   325-4445,   Frain  Asset

Management - (800) 654-6110/(813)  397-2701,  MacKenzie-Patterson,  Inc. - (800)
854-8357,  National Partnership Exchange - (800)  356-2739/(813)  636-9299,  New
York Partnership Exchange - (800) 444-7357/(941) 955-8816, North Coast Securities - (800) 700-7998, Pacific Partnership Group - (800) 727-7244/(818)
591-3707,  Partnership  Marketing Company - (888) 824-8600/(707)  824-8600,  A-1
Partnership Service Network. - (800) 483-0776/(813) 596-9898.

IN EVALUATING WHETHER OR NOT TO TENDER THEIR UNITS IN THE OFFER, LIMITED PARTNERS MAY WISH TO CONTACT THESE FIRMS OR OTHER FIRMS INVOLVED IN SECONDARY SALES OF INTERESTS IN LIMITED PARTNERSHIPS.

11.   CERTAIN INFORMATION CONCERNING THE OFFEROR

      DVM Properties, Inc., a Texas corporation, the Offeror, is the indirect owner of 48% of the outstanding capital and voting stock of IDM Corporation, which in turn is the owner of 100% of the outstanding capital and voting stock of IDM Participating Income Corporation ("IDM PIC Corp."). IDM PIC Corp. is the general partner of GPCo. See Section 2 for information concerning GPCo.

      All of the outstanding capital and voting stock of DVM Properties, Inc. is owned by William J. Carden, who is its sole director and officer. For more than the last five years, Mr. Carden has been the chief executive officer and a principal stockholder of CGS Real Estate Company, Inc., 1800 E. Deere Ave., Santa Ana, California 92705-5721.

      The  principal  executive  office of the  Offeror  is  located at 5850 San
Felipe,   Suite  450,  Houston,   Texas  77057,  and  its  telephone  number  is
713-706-6278.

      During the past five years, neither the Offeror nor Mr. Carden has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), nor has any of the foregoing been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

12.   SOURCE AND AMOUNT OF FUNDS

      Assuming that the Offeror purchases 200,000 Units pursuant to the Offer at the Purchase Price, the total amount required by the Offeror to purchase such Units will be $1,350,000, exclusive of fees and other expenses. The source of these funds will be the Offeror's general corporate funds.

13. PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS; TRANSACTIONS AND AGREEMENTS CONCERNING THE UNITS

      Neither the Offeror nor any of its affiliates has been a party to any contract, transaction or negotiation since January 1, 1997 with the Partnership where the aggregate amount of such transaction was not less than 1% of the

Partnership's revenues. Except as disclosed herein in connection with the Offer, neither the Offeror nor any of its affiliates (including GPCo) has been a party to contacts, negotiations or transactions with the Partnership concerning a merger, consolidation or acquisition of the Partnership, a tender offer or acquisition of securities of the Partnership, an election of a new general partner of the Partnership, or a sale or other transfer of a material amount of assets of the Partnership. Additionally, neither the Offeror nor any of its affiliates is a party to any contract, arrangement, understanding or relationship, directly or indirectly, with any other person with respect to any securities of the Partnership, has not been a party to any contract, transaction or negotiation with any person with respect to the Units, including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any Units, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations and is not aware of any contacts or negotiations between the Partnership and any of its affiliates, or between the Partnership (including its affiliates) and any person not affiliated with the Partnership concerning a merger, consolidation or acquisition of the Partnership; a tender offer or acquisition of securities of the Partnership, an election of a new general partner of the Partnership, or a sale or other transfer of a material amount of assets of the Partnership.

      Schedule A hereto sets forth the number of Units purchased by the Offeror or others who may be deemed to be affiliates of the Offeror or GPCo since January 1, 1998, the range of prices paid for such Units and the average purchase price paid for each quarterly period since January 1, 1998. All such purchases were made by a company in which Mr. Carden owns one-third of the outstanding capital and voting stock.

14.   INTEREST IN UNITS

      NO-SO, Inc., an affiliate of the Offeror, beneficially owns 2,507.5078 Units, representing approximately 1.25% of the total outstanding Units. The Offeror does not beneficially own any Units. Except as disclosed in Schedule A, neither the Offeror nor any person affiliated with either GPCo or the Offeror has engaged in any transactions with respect to the Units within the 60 days immediately preceding the date of the Offer. The address of NO-SO, Inc. is 5850 San Felipe, Suite 450, Houston, Texas 77057.

15. EXTENSION OF TENDER PERIOD; SUBSEQUENT OFFERING PERIOD; TERMINATION; AMENDMENTS

      The Offeror expressly reserves the right, in its sole discretion and at any time or from time to time, to (i) extend the period of time during which the Offer is open and (ii) elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act, in the case of each of clauses (i) and (ii), by giving oral or written notice of such extension or subsequent offering period to the Partnership. There can be no assurance, however, that the Offeror will exercise its right to extend the Offer or provide a subsequent offering period. During any extension, all Units previously tendered will remain subject to the Offer, except to the extent that such Units may be withdrawn as set forth in Section 7.

      Pursuant to Rule 14d-11 under the Exchange Act the Offeror may elect to make available a "subsequent offering period" from three to 20 business days in length following the Expiration Date. A subsequent offering period would be an additional period of time following the expiration of the Offer and the purchase of Units in the Offer, during which a Limited Partner may tender shares not tendered in the Offer. A subsequent offering period, if one is provided, is not an extension of the Offer, which already will have been completed. A subsequent offering period may be provided regardless of whether the events or the facts set forth in Section 9 - "Certain Conditions of the Offer" have occurred.

      During a subsequent offering period, no tendering Limited Partner will have withdrawal rights, and the Offeror will promptly purchase and pay for any Units tendered at the same price paid in the Offer. Rule 14d-11 provides that the Offeror may provide a subsequent offering period so long as, among other things:

      - the initial 20 business day period of the Offer has expired;

      - the Offeror offers the same form and amount of consideration for Units in the subsequent offering period as in the Offer;

      - the Offeror accepts and promptly pays for all securities tendered during the Offer;

      - the Offeror announces the results of the Offer, including the approximate number and percentage of Units deposited in the Offer, no later than 9:00 a.m. New York City time on the next business day after the Expiration Date and immediately begin the subsequent offering period; and

      - the Offeror immediately accepts and promptly pays for Units as they are tendered during the subsequent offering period.

      The Offeror also expressly reserves the right, in its sole discretion, (i) to terminate the Offer and not accept for payment any Units not theretofore accepted for payment or, subject to Rule 14e-1(c) under the Exchange Act, which requires the Offeror either to pay the consideration offered or to return the Units tendered promptly after the termination or withdrawal of the Offer, to postpone payment for Units upon the occurrence of any of the conditions specified in Section 9 hereof by giving oral or written notice of such termination to the Partnership and making a public announcement thereof and (ii) at any time or from time to time, to amend the Offer in any respect. Amendments to the Offer may be effected by public announcement. Without limiting the manner in which the Offeror may choose to make public announcement of any termination or amendment, the Offeror shall have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement, other than by making a release to the Dow Jones News Service, except in the case of an announcement of an extension of the Offer, in which case the Offeror shall have no obligation to publish, advertise or otherwise communicate such announcement other than by issuing a notice of such extension by press release or other public announcement, which notice shall be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Material changes to information previously provided to Limited Partners in this Offer or in documents furnished subsequent thereto will be disseminated to Limited Partners in compliance with Rule 14d-6(d) promulgated under the Exchange Act.

      If the Offeror materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Offeror will extend the Offer to the extent required by Rules 14d-6(c) and Rule 14e-1(b) under the Exchange Act. Accordingly, the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in the consideration, a change in a dealer's soliciting fee or the percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. In a published release, the Commission has stated that in its view, an offer should remain open for a minimum of five business days from the date that notice of such a material change is first published, sent or given. The Offer will continue or be extended for at least ten business days from the time the Offeror publishes, sends or gives to holders of Units a notice that it will (a) decrease the number of Units it seeks, increase or decrease the consideration offered or provide for a dealer's soliciting fee.

16.   PERSONS RETAINED; FEES AND EXPENSES

      The Offeror has retained MacKenzie Partners, Inc. to act as the Information Agent and Wilmington Trust Company to act as the Depositary in connection with the Offer. The Information Agent may contact Limited Partners by mail, telephone, facsimile, email and other means. The Information Agent and the Depositary will receive reasonable and customary compensation for their services and will also be reimbursed for certain out-of-pocket expenses. The Offeror has agreed to indemnify the Information Agent and the Depositary against certain liabilities, including certain liabilities under the federal securities laws, in connection with the Offer. The Depositary has not been retained to, and will not, make solicitations or recommendations in connection with the Offer.

      The Offeror will not pay any solicitation fees to any broker, dealer, bank, trust company or other person (other than the Information Agent) for any Units purchased in connection with the Offer. The Offeror will reimburse such persons for customary handling and mailing expenses incurred in connection with the Offer.

      The Offeror will pay all transfer fees or transfer taxes, if any, payable on account of the acquisition of the Units by the Offeror pursuant to the Offer.

      The expenses incurred, or estimated to be incurred, by the Offeror in connection with the Offer are set forth below. The Offeror will be responsible for paying all such expenses.

             Printing and Mailing Fees          $ 5,000
             Filing Fees                        $   270
             Legal Fees                         $20,000
             Depositary Fees                    $ 7,500
             Information Agent Fees             $12,500


17.   MISCELLANEOUS

      The Partnership is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission relating to its business, financial condition and other matters. The Offeror has filed a Tender Offer Statement on Schedule TO (which incorporates a Transaction Statement on Schedule 13E-3) with the Commission, which includes certain additional information relating to the Offer. Such reports, as well as such other material, may be inspected and copies may be obtained at the Commission's Public Reference Section at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained by mail, upon payment of the Commission's customary fees, from the Commission's Public Reference Section at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis, and Retrieval system. This Web site can be accessed at http://www.sec.gov. The Offeror's Schedule TO may not be available at the Commission's regional offices.

      The Offer is being made to all Limited Partners. The Offeror is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to a valid state statute. If the Offeror becomes aware of any valid state statute prohibiting the making of the Offer, the Offeror will make a good faith effort to comply with such statute. If, after such good faith effort, the Offeror cannot comply with such statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Units in such state.

May 14, 2001                                        DVM PROPERTIES, INC.

                                   SCHEDULE A

                                                                       Average
                    Number of Units Purchased by   Range of Prices     Purchase
      Period           Affiliates of the Offeror        Paid            Price
------------------  ----------------------------  -----------------  -----------
1/1/98 to 3/31/98             215.5154                 $3.00            $3.00

4/1/98 to 6/30/98             194.4180                 $3.00            $3.00

7/1/98 to 9/30/98             449.6341                 $3.00            $3.00

10/1/98 to 12/31/98           510.5632                 $3.00            $3.00

1/1/99 to 3/31/99              85.5596                 $3.00            $3.00

4/1/99 to 6/30/99             201.2080                 $3.00            $3.00

7/1/99 to 9/30/99              85.5596                 $3.00            $3.00

10/1/99 to 12/31/99           171.1192                 $3.00            $3.00

1/1/00 to 3/31/00             404.6884                 $3.00            $3.00

4/1/00 to 6/30/00             103.6825                 $3.00            $3.00

7/1/00 to 9/30/00              --                      --               --

10/1/00 to 12/31/00            85.5596                 $3.00            $3.00

1/1/01 to present              --                      --               --

                                   SCHEDULE B

                    SUMMARY OF CERTAIN FINANCIAL INFORMATION

      The following sets forth certain summarized financial information for the Partnership. This information should be read in conjunction with the Partnership's annual, quarterly and other reports filed with the Securities and Exchange Commission.

OPERATING DATA:

                         --------------------------------------------
                              For the Year Ended December 31,
                         --------------------------------------------
                              2000           1999           1998
                         -------------- -------------- --------------
Revenues                   $   200,000    $    183,000   $    159,000
Expenses                    (1,882,000)         58,000         73,000
Net Income (Loss)           (1,682,000)        125,000         86,000
Net Income (Loss) per Unit      $(6.22)           $.62           $.43
Cash Distributions                   0               0              0


BALANCE SHEET DATA:

                                     As of December 31,
                         --------------------------------------------
                                2000                1999
                         ------------------  ------------------
Cash and Cash Equivalents            $1,000          $   37,000
Loans to Affiliates                       0           1,646,000
Total Assets                              0           1,683,000
Limited Partners' Equity                  0           1,243,000
Limited Partners' Equity
  Per Unit                               $0               $6.22

                                   SCHEDULE C

                         THE BUSINESS OF THE PARTNERSHIP

LOAN SUMMARY

      In October 1988, the Partnership funded a $1,380,000 loan to Harbor Plaza, Ltd. (an affiliate of the GPCo) to refinance an existing loan on Harbor Plaza located in Port Hueneme, California. The project is comprised of an operating single-story garden office building totaling approximately 14,000 square feet. The loan is secured by a first deed of trust. At December 31, 1995, a reserve of $565,000 was outstanding against this loan. At December 31, 1996, an additional provision of $400,000 was recorded for a total reserve of $965,000. During 1997, the Partnership wrote off $1,030,000 of the outstanding note balance and $24,000 of outstanding interest receivable. The remaining note balance of $350,000 was paid off in January 1998.

      In October 1989, the Partnership began funding a $12,000,000 loan ($7,100,000 at December 31, 1996) to IDM Apartments Corporation (an affiliate of
GPCo) for the Villa Redondo Apartments project located in Long Beach, California. The project is a 125 unit apartment complex. The loan is secured by a junior deed of trust. Under a bankruptcy reorganization plan, the secured principal balance was reduced to $3,017,000. The remainder was converted to an unsecured non-interest-bearing note due December 31, 1997. IDM Apartments Corporation filed a second bankruptcy proceeding in November 1994. This loan was fully reserved at December 31, 1996. During 1997, the Partnership received a $300,000 principal payment. This payment was recorded as a reserved receivable recovery. In the first quarter of 1997, the remaining note receivable and interest receivable balances were written off against the previously established reserves.

      In December 1991, the Partnership funded a $3,500,000 loan to IDM Corporation (an affiliate of GPCo) on Pads A, E, and F of the Beach and Lampson retail center. The borrower repaid $1,100,000 during 1992. The loan is secured by a first deed of trust. Under a bankruptcy reorganization plan, the secured principal balance was reduced to $1,333,000 and the remainder was converted to shares of IDM common stock and distributed to the limited partners of the Partnership. During 1996, IDM Corporation sold Pad F of the Beach and Lampson retail center for $525,000. The net sales proceeds received of $474,085 were repaid to the Partnership and applied as a principal reduction on this loan. During 1996, the remaining principal balance of $858,915 was reserved in its entirety.

      In 1997, the Partnership funded four new participating loans to affiliates of GPCo. Each loan was secured by real property and bore interest at a variable rate determined by the Federal Reserve of San Francisco's discount rate plus a 3% premium with a minimum of 12.12% and a maximum of 15.15%. The interest rate was adjustable on the last day of March, June, September and December of each year .

      On April 15, 1997, the Partnership funded a loan to Sierra Pacific Pension Investors `84, an affiliate of GPCo, in the amount of $200,000. The loan is secured by a second trust deed on the Sierra Valencia property located in Tucson, Arizona. Monthly payments of $6,659, consisting of both interest and principal, commenced on May 15, 1997. As of December 31, 1999, the loan balance was $32,000. The loan was paid in full in March, 2000.

      The Partnership entered into two loan agreements with CGS Real Estate Company, Inc., an affiliate of GPCo. On August 1, 1997, the Partnership funded $165,000 to secure financing for a land acquisition in San Diego, California (Sorrento II Land). On December 1, 1997, an additional $316,500 was funded to provide financing for a land acquisition in Long Beach, California (Bally Land). Both loans are secured by second trust deeds and have a term of five years. Interest only payments are due monthly in arrears. In 1998, the Partnership funded an additional $585,000 to CGS Real Estate Company, Inc.. The existing secured loan made in August 1997 was amended, increasing the loan amount to $750,110. The loan term was extended to December 31, 2003. During the first quarter of 2000, the Sorrento II Land was sold; the notes secured by the Sorrento II Land were not repaid, but they are currently secured by the second deed of trust on the land referred to below in Phoenix, Arizona.

      On December 24, 1997, the Partnership funded a $372,500 loan to NO-SO, Inc., an affiliate of GPCo, to provide financing for a land development in Phoenix, Arizona. In 1999, CGS Real Estate Company, Inc. purchased the land from NO-SO, Inc. and assumed the loan. The loan is secured by a second deed of trust on the land and has a term of five years. Interest only payments are due monthly in arrears.

      During 2000, CGS Real Estate Company, Inc. issued a new note to the Partnership, consolidating all then-existing notes, in the principal amount of $1,643,530, which included accrued interest through December 31, 1999. This note is secured by second deeds of trust on the Bally Land in Long Beach, California and the land in Phoenix, Arizona.

                        THE DEPOSITARY FOR THE OFFER IS:

                            WILMINGTON TRUST COMPANY

             BY MAIL:                         BY HAND OR OVERNIGHT COURIER:

Corporate Trust Reorganization Services         Wilmington Trust Company
       Wilmington Trust Company          1105 North Market Street, 1st Floor
            P.O. Box 8861                        Wilmington, DE 19801
       Wilmington, DE 19899-8861   Attn: Corporate Trust Reorganization Services

                                       ---

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA A FACSIMILE TO A NUMBER OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

            Any questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and related materials may be directed to the Information Agent at its address and telephone number set forth below. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                     THE INFORMATION AGENT FOR THE OFFER IS:

                            MacKenzie Partners, Inc.

                                156 Fifth Avenue
                            New York, New York 10010
                           212-929-5500 (Call Collect)
                                       or
                          CALL TOLL-FREE: 800-322-2885